UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 19, 2006

Memry Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15971	06-1084424
(Commission File Number)	(IRS Employer Identification No.)

3 Berkshire Boulevard, Bethel, Connecticut	06801
(Address of principal executive offices)	(Zip Code)

(203) 739-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 19, 2006, Memry Corporation (the “Company”) and Mr. Robert P. Belcher entered into Amendment No. 1 to the Amended and Restated Employment Agreement, dated July 21, 2004, between the Company and Mr. Belcher (the “Amended Agreement”).

On December 9, 2005, Mr. Belcher was appointed by the Company’s Board of Directors as the interim President and Chief Executive Officer of the Company. The Amended Agreement was entered into to reflect Mr. Belcher’s increased responsibilities as interim President and Chief Executive Officer.

Pursuant to the Amended Agreement, Mr. Belcher will receive an annual base salary of $278,200, an increase from his current salary of $222,560. Mr. Belcher’s annual base salary will be reduced by $55,640 beginning on the date when he ceases to serve as the Company’s interim President and Chief Executive Officer. The Board of Directors may increase Mr. Belcher’s base salary from time to time in accordance with the Company’s normal business practices.

The Amended Agreement provides that Mr. Belcher is entitled to receive additional compensation in the form an of an annual target bonus in an amount equal to 50% of his base salary paid during the applicable fiscal year and/or stock option grants determined by and in the sole discretion of the Company’s Board of Directors. However, for the Company’s fiscal year ending on June 30, 2006, Mr. Belcher’s annual target bonus shall be in an amount equal to 60% of his base salary paid during that year. These target bonus amounts are based upon Mr. Belcher’s ability to meet all personal and Company performance goals and objectives.

The Amended Agreement also provides that as soon as practicable following January 19, 2006, the Company will issue Mr. Belcher an option to acquire 50,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 1997 Long-Term Incentive Plan. The option granted to Mr. Belcher will (1) be an “incentive stock option” within the meaning of Internal Revenue Code, as amended (the “Code”), (2) have an exercise price equal to the fair market value of a share of common stock on the date of the grant, and (3) subject to Mr. Belcher’s continued employment, vest in four equal installments beginning on January 19, 2007.

In the event the Company elects not to renew the Amended Agreement with Mr. Belcher at the end of any term, the Amended Agreement provides that the Company will pay Mr. Belcher his base salary for a period of 18 months following the termination of the Amended Agreement, as and when the same would otherwise be due, and will also pay Mr. Belcher an amount equal to 150% of his targeted bonus as then in effect, in one lump sum, unless such non-renewal by the Company is for cause. Prior to entering into the Amended Agreement, Mr. Belcher was entitled to receive his base salary for a period of 15 months and was entitled to receive a lump-sum payment in the amount of 125% of his targeted bonus.

In the event Mr. Belcher’s employment is terminated (a) by the Company without cause (other than at the end of any term as described above), or (b) by Mr. Belcher for “Good Reason,” the Amended Agreement provides that Mr. Belcher will become entitled to a lump-sum payment equal to the sum of (i) 150% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 150% of the amount of the target cash bonus for Mr. Belcher for the fiscal year that the termination occurs. Previously, Mr. Belcher was entitled to 125% of his annual salary at the rate in effect immediately prior to the date of termination, plus 125% of the amount of the target cash bonus for the fiscal year that the termination occurred. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the Amended Agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), (y) a material diminution in the position, duties and/or responsibilities of Mr. Belcher upon or following a “Change of Control of the Company” (as such term is defined in the Amended Agreement), provided that Mr. Belcher elected to terminate the agreement on that basis not later than two years following the date of such Change of Control, or (z) the relocation of Mr. Belcher’s principal place of business to a location more than 60 miles from both Bethel, Connecticut and Easton, Connecticut, without his consent. The removal of Mr. Belcher from his position as interim President and Chief Executive Officer will be deemed a material diminution in his position upon or following a Change of Control of the Company . In the event of a termination as described above, all incentive and non-qualified stock options then held by Mr. Belcher that were still subject to any vesting requirements would have such vesting requirements terminated (such that all such options would then become immediately exercisable), to the extent allowable under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted.

The Amended Agreement also provides that both the Company and Mr. Belcher will comply with Section 409A of the Code. More specifically, the Amended Agreement provides that to the extent Mr. Belcher becomes entitled to one or more severance payments, which would otherwise be subject to excise tax under Section 409A of the Code, and such severance payments are payable with in the first six months following Mr. Belcher’s termination, such payments will be made to Mr. Belcher on the first day of the seventh month following his termination.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 – Amendment No. 1 to Amended and Restated Employment Agreement, dated January 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: January 24, 2006	By:	/s/ ROBERT P. BELCHER
Robert P. Belcher
President and Chief Executive Officer,
Senior Vice President – Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment No. 1 to Amended and Restated Employment Agreement, dated January 19, 2006.